Exhibit 99.1

News Release

IPSCO REPORTS FIRST QUARTER EARNINGS

*Results Are Reported in U.S. Dollars on a U.S. GAAP Basis*

[Lisle, Illinois] [April 24, 2007] -- IPSCO Inc. (NYSE/TSX:IPS) announced today net income of $109.4 million ($2.30 per diluted share) for the first quarter of 2007 compared to $150.7 million ($3.12 per diluted share) for the first quarter of 2006 and $139.0 million ($2.92 per diluted share) in the fourth quarter of 2006.

Earnings per diluted share on an adjusted basis were $2.65, at the high end of our guidance. The guidance excluded the amortization of the fair value increment allocated to NS Group inventory ($0.33 per diluted share), foreign exchange losses ($0.01 per diluted share), the impact of share price appreciation on stock based compensation valuations ($0.10 per diluted share) and effective tax rate changes (($0.09) per diluted share).

Sales for the quarter reflected the addition of a full quarter of NS Group sales and were a record $1.03 billion, an increase of 14.3% or $128.8 million over the same quarter last year and 5.0% or $49.4 million over the prior quarter. Total shipments for the quarter were 1,073,000 tons, a new quarterly record for IPSCO and an increase of 68,000 tons compared to last year and 53,000 tons higher than the prior quarter.

Steel mill product shipments of 649,000 tons were relatively flat, decreasing 1.4% from the first quarter of last year and 2.2% from the prior quarter. Tubular shipments of 424,000 tons increased 22.3% over the prior year and 18.8% over the prior quarter primarily due to the addition of NS Group tubular volumes and greater large diameter shipments. IPSCO’s composite first quarter product price of $961 per ton was up $63 per ton from a year ago and within $2 per ton of the record set in the prior quarter.

Gross income for the quarter was $228.2 million down from $279.5 million in the first quarter of last year. The decline in gross income from first quarter last year is due to the amortization of the remaining $24 million fair value increment allocated to NS Group inventory, higher scrap costs, expenses related to the Mobile maintenance outage, and higher tubular product costs.

“I am pleased with our first quarter. End-user demand was strong for plate, and while demand for small diameter energy tubular products was lower than last quarter, we expect shipments will improve as inventories at service centers and distributors reach desired levels,” said David Sutherland, IPSCO President and Chief Executive Officer. “Operating highlights of the first quarter include: significant progress in our inventory reduction program; successful completion of the Mobile maintenance outage, where the upgrades installed are showing immediate benefits, and the award of 530,000 tons of large diameter pipe orders.”

Selling, general and administration expenses were $48.7 million for the quarter, $16.4 million higher than the same period last year and $14.0 million higher than the prior quarter. The amortization of intangibles related to the NS Group acquisition was $14.4 million, or $0.20 per share, this quarter as compared to $4.7 million in the fourth quarter of 2006.  The pre-tax impact of share price appreciation was $7.4 million in the first quarter of this year as compared to $2.8 million last quarter and $4.7 million in the first quarter of 2006.

The first quarter 2007 effective tax rate of 33.5% was lower than the prior year and slightly higher than the prior period. The difference in the effective tax rate impacted net earnings by $0.19 and ($0.02) per diluted share as compared to those periods respectively. As compared to last year, the first quarter earnings benefited by $0.03 per diluted share from share repurchase activity during 2006.

Operating income in the first quarter of 2007 was $167 per ton compared to $246 per ton in the first quarter of last year as amortization expense of fair value increments relating to the tangible and intangible assets acquired in the NS Group acquisition reduced operating income by $42 per ton, increased cost of scrap was $23 per ton, and costs related to the Mobile maintenance outage were $13 per ton.

Outlook

Solid end user demand for our steel mill products is continuing while service centers returned to a buying mode late in the first quarter. IPSCO’s steel mill capacity is fully committed through the second quarter and we have no scheduled outages in the second quarter. The pricing environment has improved on plate and wide coil however higher scrap costs will impact margins.

We expect high oil and gas prices to continue to drive high U.S. rig counts. However, due to spring break up, we expect second quarter OCTG sales volumes in Canada will be seasonally weaker than the first quarter with improvement in the last half of the year. In addition, our spiral pipe facilities are now booked at full capacity through May 2009.

Excluding foreign exchange gains or losses and share price volatility, and assuming an effective tax rate of 33.5%, we forecast second quarter earnings to be in the range of $2.60 to $2.80 per diluted share.

IPSCO has scheduled the live webcast of its 2007 first quarter conference call at 10:00 AM EDT on Tuesday, April 24, 2007. During the call IPSCO President and CEO, David Sutherland, Senior Vice President and CFO, Vicki Avril and Executive Vice President - Steel and Chief Commercial Officer, John Tulloch will discuss IPSCO Inc.’s first quarter results.

Persons wishing to listen to the web cast may access it in the Investor Information, Presentations section on the Company’s website at www.ipsco.com. The conference call, including the question and answer portion, will also be archived on IPSCO’s web site for three months.

2

IPSCO is a leading low cost producer of energy tubulars and steel plate in North America with an annual liquid steel making capacity of 4.3 million tons. The Company operates four steel mills, eleven pipe mills, nine product finishing facilities and nine scrap processing centers in 25 geographic locations across the United States and Canada. IPSCO’s pipe mills produce a wide range of seamless and welded energy tubular products including oil & gas well casing and tubing, line pipe, drill pipe, large diameter transmission pipe, standard pipe and hollow structurals. The Company also manufactures premium connections for oil and natural gas drilling and production under its ULTRA™ brand name. IPSCO trades as “IPS” on both the New York and Toronto Stock Exchanges. For more information about IPSCO, log on to www.ipsco.com.

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believes”, “expect”, “will”, “can” and other expressions that are predictions of or indicate future events, trends or prospects and which do not relate to historical matters identify forward-looking statements. Although IPSCO Inc. believes that the anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information. Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include: weather conditions affecting the oil patch; drilling rig availability; demand for oil and gas; supply, demand and price for scrap metal and other raw materials; supply, demand and price for electricity and natural gas; demand and prices for products produced by the Company; general economic conditions; the extent and timing of our ability to integrate and obtain enhancements and cost savings following the acquisition of NS Group, Inc.; and changes in financial markets. These and other factors are outlined in IPSCO's regulatory filings with the Securities and Exchange Commission and Canadian securities regulators, including those in IPSCO's 2006 Form 10-K, particularly as discussed under the heading "Statement Regarding Forward Looking Information” and “Risk Factors Related To Our Industry”. The Company undertakes no obligation to publicly update or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise.

Company Contact:

Tom Filstrup, Director, Investor Relations

Tel. 630.810.4772

tfilstrup@ipsco.com

Release #07-XX

#  #  #

3

IPSCO Inc.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(thousands of United States Dollars except for per share and ton data)

		For the Three Months Ended
		March 31	March 31
		2007	2006
	Plate and Coil Tons Produced (thousands)	829.8	895.6
	Finished Tons Shipped (thousands)	1,073.3	1,005.4

	Sales	$1,031,686	$902,896
	Cost of sales	803,470	623,429
	Gross income	228,216	279,467
	Selling, general and administration	48,743	32,386
	Operating income	179,473	247,081
	Other expenses (income):
	Interest on long-term debt	16,124	5,833
	Net interest income	(1,855)	(7,015)
	Foreign exchange loss	933	1,324
	Other	(373)	(112)
	Income Before Income Taxes	164,644	247,051
	Income Tax Expense	55,201	96,350
	Net Income	$109,443	$150,701
Earnings per Common Share	- Basic	$2.33	$3.15
	- Diluted	$2.30	$3.12
	Dividends Declared per Common Share (Canadian dollars)	$0.20	$0.18
	Common shares outstanding (thousands)	47,215	48,073
	Denominator for Diluted Earnings per Common Share (thousands)	47,578	48,350

IPSCO Inc.

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS (unaudited)

(thousands of United States Dollars)

	For the Three Months Ended
	March 31	March 31
	2007	2006
Retained Earnings at Beginning of Period	$1,875,067	$1,341,659
Net Income	109,443	150,701
Dividends on Common Shares	(8,087)	(7,450)
Retained Earnings at End of Period	$1,976,423	$1,484,910

IPSCO Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(thousands of United States Dollars)

	For the Three Months Ended
	March 31	March 31
	2007	2006
Operating Activities
Net income	$109,443	$150,701
Adjustments to reconcile net income to net cash flows from operating activities
Stock-based compensation	2,489	1,237
Depreciation of capital assets	26,788	20,083
Amortization of intangible assets	14,428	—
Amortization of deferred charges	1,271	461
Deferred income taxes	(18,475)	804
Changes in operating assets and liabilities
Accounts receivable, less allowances	47,129	(12,725)
Inventories	84,053	(43,356)
Other	10,932	1,435
Accounts payable and accrued charges	9,190	(27,708)
Change in pension liability	(795)	(178)
Income taxes payable	62,770	29,352
Net cash provided by operations	349,223	120,106
Investing Activities
Expenditures for capital assets	(55,194)	(30,599)
Other	—	(94)
Acquisition of business	(2,281)	—
Net cash used for investing activities	(57,475)	(30,693)
Financing Activities
Common share dividends	(8,087)	(7,450)
Common shares issued pursuant to share option plan	45	447
Repayment of operating line	(44,821)	—
Repayment of long-term debt	(10,302)	(4,991)
Net cash used for financing activities	(63,165)	(11,994)
Effect of exchange rate changes on cash and cash equivalents	333	2,841
Increase in Cash and Cash Equivalents	228,916	80,260
Cash and Cash Equivalents at Beginning of Period	34,377	583,064
Cash and Cash Equivalents at End of Period	$263,293	$663,324

IPSCO Inc.

CONSOLIDATED BALANCE SHEETS (unaudited)

(thousands of United States Dollars)

	March 31	December 31
	2007	2006
Current Assets
Cash and cash equivalents	$263,293	$34,377
Accounts receivable, less allowances	405,552	449,736
Inventories	815,157	896,477
Income taxes recoverable	—	30,031
Deferred income taxes	46,930	40,689
Other	18,485	28,703
	1,549,417	1,480,013
Non-Current Assets
Capital assets	1,337,644	1,313,517
Goodwill and other intangible assets	1,290,684	1,298,144
Other	38,293	40,079
	2,666,621	2,651,740
Total Assets	$4,216,038	$4,131,753

Current Liabilities
Bank indebtedness	$—	$45,000
Accounts payable and accrued charges	357,583	354,207
Income and other taxes payable	32,737	—
Current portion of long-term debt	35,212	33,379
	425,532	432,586
Long-Term Liabilities
Long-term debt	867,667	879,675
Other	75,040	68,639
Deferred income taxes	478,190	491,052
	1,420,897	1,439,366
Shareholders’ Equity
Common shares	414,979	414,934
Contributed surplus	27,520	25,031
Retained earnings	1,976,423	1,875,067
Accumulated other comprehensive loss	(49,313)	(55,231)
	2,369,609	2,259,801
Total Liabilities and Shareholders’ Equity	$4,216,038	$4,131,753

IPSCO Inc.

SELECTED DATA

(unaudited)

	2007	2006
	First Quarter	First Quarter
Liquid Steel Production (in thousands)
Regina	280.9	283.8
Koppel	83.1	NA
Montpelier	325.4	323.8
Mobile	291.5	360.4
Total Tons - Production	980.9	968.0

Product Production (in thousands)
Discrete Plate & Coil	829.8	895.6
Cut Plate	145.9	155.5
Total Steel Mill	975.7	1,051.1

Large Diameter	116.5	80.7
Small Diameter	239.4	245.6
Seamless	69.5	NA
Total Tubulars	425.4	326.3
Total Tons - Production	1,401.1	1,377.4

Shipments (in thousands)
Discrete Plate & Coil	504.0	507.9
Cut Plate	144.9	150.4
Total Steel Mill	648.9	658.3

Energy Tubulars	271.7	208.8
Large Diameter	89.1	79.5
Non-Energy	63.6	58.8
Total Tubulars	424.4	347.1
Total Tons - Shipments	1,073.3	1,005.4

Geographic Sales Mix (millions of US Dollars)
United States	$733.9	$562.1
Canada	297.8	340.8
Total	$1,031.7	$902.9

Sales By Product (millions of US Dollars)
Steel Mill Products	$499.5	$504.2
Tubular Products	532.2	398.7
Total	$1,031.7	$902.9

Average Selling Price per Ton (in US Dollars)
Steel Mill Products	$770	$766
Tubular Products	1,254	1,149
Total	$961	$898

Operating Income per Ton (in US Dollars)	$167	$246

Purchased Steel-Tons (in thousands)	90	148